Secure Point Technologies, Inc. (f/k/a Implant Sciences Corporation) Announces Closing of Sale of ETD Assets to L3 Communications

Wilmington, MA – January 6, 2017 – Secure Point Technologies, Inc. (f/k/a Implant Sciences Corporation) (OTCQB:IMSC), a leading manufacturer of explosives trace detection (ETD) solutions, announced today that on January 5, 2017 it completed the sale of its ETD assets to L-3 Communications.

Secure Point announced on October 10, 2016 that it entered into an asset purchase agreement to sell the explosives trace detection (ETD) assets to L-3 Communications for $117.5 million in cash, plus the assumption of specified liabilities. Following completion of the sale, Implant Sciences changed its name to Secure Point Technologies, Inc. and will trade under a new ticker symbol on the OTC.  The Company is in the process of submitting paperwork to the OTC Markets whereupon it will be assigned a new ticker symbol.

The Board of Directors is committed to providing optionality to the shareholders to maximize the value of the Company and is working on a Chapter 11 plan to emerge from Chapter 11 bankruptcy.  It is contemplated that the Chapter 11 plan will include a proposed disposition or use of the sale proceeds (after satisfaction of secured and unsecured debt) to either make another acquisition or to distribute the proceeds to the shareholders. Ultimately, a Chapter 11 plan will be presented to for approval to both the Company’s shareholders and the bankruptcy court.   More information on the Board’s plans to provide greater value to shareholders will be released in the coming weeks.

Contact:

Secure Point Technologies, Inc.

Company Contact:

Glenn King

732-747-0702